EXHIBIT 21.1

SUBSIDIARIES OF ATHERSYS, INC.

Name of Subsidiary	Jurisdiction
ABT Holding Company (formerly Athersys, Inc.)	Delaware
Advanced Biotherapeutics, Inc.	Delaware
Athersys Limited	United Kingdom
ReGenesys LLC	Delaware
ReGenesys BVBA	Belgium